Integra Bank Corporation Moves Listing to NASDAQ Capital Market

EVANSVILLE, INDIANA – December 30, 2010 – Integra Bank Corporation (Nasdaq Global Market: IBNK), today reported that it obtained approval from NASDAQ to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market.  The transfer will be effective as of the market opening on Friday, December 31, 2010.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks, and presently includes over 475 companies.  The trading of the Company’s stock is unaffected by this change and will continue to be traded under the “IBNK” trading symbol.  Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities and all companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

The listing transfer is part of the Company’s response to a letter received from NASDAQ indicating that the Company was not in compliance effective July 2, 2010 with Marketplace Rule 5450(a)(1) (the "Bid Price Rule") because the closing bid price of its common stock had been below $1.00 per share for 30 consecutive business days.  Upon transfer of its common stock to the NASDAQ Capital Market, the Company will have an additional 180 calendar days from the original December 29, 2010 deadline, or until June 27, 2011, to regain compliance with the Bid Price Rule for continued listing if the trading price exceeds $1.00 per share for a ten day period.  NASDAQ’s approval was conditioned upon the Company agreeing to effect a reverse stock split during the additional 180 day period should it become necessary to do so to meet the $1 per share requirement.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A.  As of September 30, 2010, Integra Bank had $2.6 billion in total assets.  Integra Bank currently operates 52 banking centers and 100 ATMs at locations in Indiana, Kentucky and Illinois.  Additional information may be found at www.integrabank.com.

Contacts:

Mike Alley, Chairman and CEO - 812-461-5795
Mike Carroll, Chief Financial Officer - 812-464-9673
Gretchen Dunn, Shareholder Relations - 812-464-9677

Web site:

We routinely post important information for investors on our website, http://www.integrabank.com, in the "Investor Relations" section under "Corporate Information". We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.